EXHIBIT 10.10

                    CURTIS CIRCULATION COMPANY
                      433 Hackensack Avenue
                   Hackensack, New Jersey 07601

March 29, 1996

Mr. Murray Traub
Mr.  Henry  McQueeney, as President of the following publishing corporations:
Scott Magazine Distribution Corp.
Kearney Publishing, Inc.
Adult Movie Review, Inc.
J.Q. Adams, Inc.
Focus Publishing Limited
Leemar Publishing Inc.
John T. Edwards, Ltd
Laurant Publishing, Ltd.
Woodhill Press, Inc.
Lipstick Publishing, Inc.
Blueboy Incorporated
Celeb Publishing
519  Eighth Avenue
New York, New York 10018

Mr. James McNamara, President
Princeton Publishing, Inc.

Dear Messrs. Traub, McQueeney and McNamara:

     You have advised us, Curtis Circulation Company ("Curtis"), that as of April 1, 1996, all of the publications published by the above named corporations (hereinafter collectively referred to as "Sellers") are being sold and assigned to Princeton Publishing, Inc. (hereinafter referred to as "Buyer"). Mr. Traub as the principal shareholder of the Sellers and Mr. McQueeney as the president of all of the Sellers have requested Curtis' agreement to permit the sale and assignment of said publication as required under (i) the Distribution Agreement between Curtis, as Distributor, and all of the Sellers, as Publisher, dated March 14, 1990, but executed on April 14, 1990, and amended an November 20, 1990, October 28, 1991, December 10, 1991, February 24, 1992, August 5, 1992, July 1, 1993, January 31, 1995 and November 29, 1995 (collectively hereafter referred to as "the Distribution Agreement"), and (ii) the Security Agreement between Curtis and all of the Sellers dated September 18, 1992, as supplemented by a letter agreement dated July 1, 1993 and amended by a Loan Agreement and Amendment to Security Agreement dated December 10, 1993, and further amended by the Second Amendment and Third Amendment to the Distribution Agreement and Security Agreement dated January 31, 1995 and November 29, 1995 (collectively hereinafter referred to as "Security Agreement). Curtis is willing to give its consent to such sale and assignment does hereby give such consent upon compliance with the following terms and conditions:

     1. At the closing or promptly thereafter, there shall be delivered to Curtis a bank or certified check to its order in the sum of $136,020.29 (inclusive of interest through March 28, 1996) in full payment of the loans which Curtis had advanced to the Sellers as evidenced by the Security Agreement. The payment of the $136,020.29 is to be made on behalf of the Sellers from the proceeds of the sale and assignment or from other funds of the Sellers. If the payment of the said sum of $136,020.29 is not made by March 28, 1996, interest shall be paid from March 29, 1996 through date of payment.

     2. Upon the closing, the Buyer shall assume all of the obligations, terms and conditions of the Distribution Agreement, and shall be entitled to all of the rights granted thereunder, as if it were a signatory thereto with respect to all publications which it has acquired from the Sellers, and all of the terms and conditions of the Distribution Agreement shall apply to issues published and distributed on or after April 1, 1996, but Buyer shall have no liability for any issues published and distributed prior to April 1, 1996, and Buyer shall not be entitled to any income and other benefits ("rights") accruing to issues published prior to April 1, 1996. See Paragraph 4, below, with respect to rights and liability of Sellers for issues distributed prior to April 1, 1996.

     3. If the payment is made to Curtis as provided in Paragraph l, above, then the Security Agreement shall be of no further force and effect, and Curtis shall forthwith release and discharge its security interest and lien against the publications of the above named corporations, their copyrights, trademarks, and, logos by executing UCC Form-3's and delivering same to the Buyer.

     4. All of the terms and conditions of the Distribution Agreement shall continue in full force and effect as to all issues published prior to April 1, 1996, and nothing herein shall affect such terms and conditions except that the Sellers shall have no rights, nor any liability and obligation under the Distribution Agreement for all issues of publications sold to Buyer published on or after April 1, 1996.

     5. In the event that the payments for copies sold, less all expenses and commissions, attributable to issues of the Sellers published prior to March 31, 1996 do not equal by March 31, 1997 the advances made by Curtis to the Sellers under the Distribution Agreement based on estimated net sales or otherwise, and the costs and expenses advanced by Curtis on behalf of the Sellers, inclusive of Retail Display allowance for issues published prior to March 31, 1996, then Sellers shall be unconditionally jointly and severally liable for and pay for such deficiency. Failure of the Sellers to make payment of any deficiency shall also render them liable for interest at the legal rate, attorneys fees and court costs.

     6. With respect to issues published prior to March 31, 1996, Curtis shall continue to send Sellers statements on copies sold, copies returned, expenses (including retail display allowance), commissions, etc., as heretofore provided and as provided in the Distribution Agreement. Based upon current rate of returns, expenses and estimated retail display allowances, it is probable that the Sellers will be receiving payments on a monthly basis.
In any event, if after the Final Settlement on all issues of the Sellers published prior to March 31, 1996, there shall be a positive amount due Sellers, same shall be promptly remitted to the Sellers as provided in the Distribution Agreement.

     If the foregoing correctly states the understanding and agreement among all of the parties hereto, (i.e., the Sellers, and Mr. Traub, collectively, as one of the parties, Princeton Publishing, Inc., the Buyer, as a second party, and Curtis, as the third party), then they shall sign this letter agreement in the spaces provided below. In so signing, Mr. McQueeney, as President of each and every one of the above named corporations constituting the Sellers, represents that Mr. McQueeney has been duly authorized by the directors thereof; and Mr. Traub, as principal shareholder of the Sellers, confirms Mr. McQueeney's authority. The Buyer and Curtis represent that each has been duly authorized to enter into this agreement. This letter agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective estates, heirs, personal representatives, successors and assigns.

                                           Very truly yours,

                                           CURTIS CIRCULATION COMPANY

                                           By: /s/ Gerald A. Steinberg
                                              Gerald A. Steinberg
                                              Vice-President
AGREED AND ACCEPTED ON BEHALF
OF EACH AND ALL OF THE ABOVE
NAMED PUBLISHING CORPORATIONS

/s/ Henry McQueeney, as President
of all of the above named
corporations, designated
Sellers

AGREED AND ACCEPTED:
Princeton Publishing Inc.

By: /s/ James McNamara, Chairman
   James McNamara, Chairman

PARAGRAPH 5 ABOVE AGREED AND
ACCEPTED and REPRESENT THAT
HENRY McQUEENEY IS AUTHORIZED
TO BIND EACH OF THE ABOVE NAMED
PUBLISHING CORPORATIONS

/s/ Murray Traub
Murray Traub